Exhibit 23.5

CONSENT OF THOMAS L. DYER

The undersigned hereby consents to the use of information contained in or summarized from the report titled “NI 43-101 Technical Report - Mt Todd Gold Project - 50,000 tpd Preliminary Feasibility Study – Northern Territory, Australia” effective date September 10, 2019 in this Registration Statement, which relates to a prior Registration Statement on Form S-3 (Registration No. 333-239139) and to all references to their name in the Registration Statement.

/s/ Thomas L. Dyer
Thomas L. Dyer
July 7, 2021